Exhibit 99.1

Company Contact: Nicholas R. Schacht, Chief Executive Officer 703-925-7744 nschacht@learningtree.com

LEARNING TREE RECEIVES NASDAQ STAFF DETERMINATION LETTER

RESTON, VA — February 16, 2007 - Learning Tree International, Inc. (NASDAQ: LTRE) announced today that it had received a notice from Nasdaq that the Company is subject to delisting from The Nasdaq Stock Market as a result of the previously announced delay in the filing of the Company’s Form 10-Q for the first quarter of the Company’s fiscal year 2007. The Nasdaq determination letter stated that the hearing previously scheduled for February 22, 2007 to consider Learning Tree’s failure to file its Form 10-K for the fiscal year ended September 29, 2006 will also consider Learning Tree’s failure to file its Form 10-Q for the fiscal quarter ended December 29, 2006. As previously announced, the filing of the 2006 Form 10-K has been delayed as a result of a restatement, and Learning Tree has been unable to finalize the Form 10-Q until the completion of the Form 10-K. There can be no assurance that the Panel will grant the request for continued listing at the hearing.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.